Exhibit 99.1

GTY Technology Holdings Inc. Announces Completion of Merger with GI Partners

BOSTON, MASSACHUSETTS, July 7, 2022 – GTY Technology Holdings Inc. (NASDAQ: GTYH) (“GTY” or the “Company”), a leading provider of cloud software solutions for the public sector and GI Partners, a leading private investment firm, today announced the completion of GTY’s acquisition by an affiliate of GI Partners (together with certain affiliated entities, “GI”) for $6.30 per share of GTY common stock in cash. The transaction was announced on April 29, 2022 and received approval from shareholders on June 30, 2022. As a result of the transaction, GTY is now a privately-held company and GTY common stock will no longer be listed on any public market. Through August 6, 2022, each public warrant that was unexercised and outstanding immediately prior to the closing will be exercisable for $0.71 per share covered by a public warrant, in accordance with the terms of the warrants.

About GTY Technology Holdings Inc.

GTY brings leading public sector technology companies together to achieve a new standard in stakeholder engagement and resource management. Through its six business units, GTY offers an intuitive cloud-based suite of solutions for state and local governments, education institutions, and healthcare organizations spanning functions in procurement, payments, grant management, budgeting, and permitting: Bonfire provides strategic sourcing and procurement software to enable confident and compliant spending decisions; CityBase provides government payment solutions to connect constituents with utilities and government agencies; eCivis offers a grant management system to maximize grant revenues and track performance; OpenCounter provides user-friendly software to guide applicants through complex permitting and licensing procedures; Questica offers budget preparation and management software to deliver on financial and non-financial strategic objectives; Sherpa provides public-sector budgeting software and consulting services.

About GI Partners

Founded in 2001, GI Partners is a private investment firm with over 130 employees and offices in San Francisco, New York, Chicago, Greenwich, Scottsdale and Dallas. The firm has assets under management totaling $35 billion and invests on behalf of leading institutional investors around the world through its private equity, real estate, and data infrastructure strategies. The private equity team invests primarily in companies in the healthcare, IT infrastructure, services, and software sectors. The real estate team focuses primarily on technology and life sciences properties as well as other specialized types of real estate. The data infrastructure team invests primarily in hard asset infrastructure businesses underpinning the digital economy. For more information, please visit www.gipartners.com.

GTY Company Contacts:

Investor Relations

ir@gtytechnology.com

877-465-3200

GI Partners Contacts:

Chris Tofalli

Chris Tofalli Public Relations LLC

914-834-4334

chris@tofallipr.com

Gretchen Robinson

GI Partners

GRobinson@gipartners.com